Exhibit 10.1

Equity Transfer Agreement

Transferor (Party A):

Lin Quanzhong

ID Card No.: 413022197810170415

Contact No.: 13730829210

Ting Li

ID Card No.: 511324198710301081

Contact No.: 13541289929

Xiao Ling Li

ID Card No.: 511023197106020163

Contact No.: 17396269535

Transferee (Party B):

HK Aixin International Group Co., Limited

Company No.: 2342435

WHEREAS:

1. Nine pharmacies including Chengdu Aixintang Pharmacy Co., Ltd. (as detailed in the Appendix) are limited liability companies and branches (hereinafter collectively referred to as the “Company”) that are legally registered and validly existing in Chengdu, Mianyang and other cities of Sichuan Province, and the business scope covers pharmaceutical retail; sales of pre-packaged food and bulk food, health food, dairy products, daily necessities, cosmetics, electronic products, disinfection supplies, class-I, and class-II medical equipment; nutrition and health consultation (excluding treatment and diagnosis). Legal representative: Lin Quanzhong.

The total registered capital of the nine pharmacies in question is RMB 21.25 million.

2. The Equity Transfer Agreement is hereby made and concluded by and between the Transferor and the Transferee on the basis of equality, voluntariness, mutual benefit and reciprocity upon amicable consultation. The Parties hereto agree that Party A shall transfer 100% of their equity of the nine pharmacies including Chengdu Aixintang Pharmacy Co., Ltd. to Party B. Each of the Transferors owns the percentage of the equity of the nine pahramacies as indicated on the Appendix.

Article I Transfer of Equity

1.1 Subject matter

Party A shall transfer 100% of the equity that they own in the Company to Party B and Party B agrees to accept such equity in question.

1.2 Transfer price, payment method and payment teen:

Based on the asset appraisal report CZYXZPB (2021) No. G01-01 issued by Sichuan Zhengyuanxin Real Estate, Land and Assets Appraisal Co., Ltd. on January 12, 2021, the appraised value of such nine phairnacies including Chengdu Aixintang Pharmacy Co., Ltd. as are owned by Party A is RMB 34,635,845.45, and Party A and Party B agree with the transfer at RMB 34,635,845.45 (in words RMB thirty four million six hundred and thirty five thousand eight hundred and forty five yuan forty five cents)subject to adjustment as provided in this Agreement. The RMB 34,635,845.45 is referred to as the “Transfer Price.”

Party A and Party B agree that the aforesaid transfer price shall be converted into USD 5,308,256.90 (in words USD five million three hundred and eight thousand two hundred and fifty six yuan and ninety cents) pursuant to the intermediate exchange rate of RMB against USD at 6.5249 yuan per dollar on December 31, 2020.

The Transfer Price shall be reduced by an amount equal to any amounts paid or distributed by the Company to Party A after December 31, 2020 and will be increased by an amount equal to any amounts contributed to the Company to Party A after December 31, 2020. The Transfer Price, as adjusted in accordance with thuis provision is referred to as trhe “Adjusted Transfer Price.”

Payment method: in currency

Payment term: Party B shall pay the transfer price in full to Party A within three working days upon the completion of the registration of industrial and commercial change of equity. Party A shall issue a bill to Party B within five working days upon receipt of the payment in full made by Party B and deliver the bill in question to Party B.

1.3 Party B shall be a shareholder after the Agreement comes into force and Party B pays the consideration for the transfer of equity as agreed herein.

1.4 After the Agreement comes into force upon signature by Party B as agreed herein, Party B shall immediately go through the registration formalities related to the alteration of shareholders and equity and modifications to Articles of Association of the Company in accordance with the law. Party A shall actively assist or cooperate with Party B and Party B shall bear the expenses incurred in such alteration registration.

Article II Undertakings and Warranties of Party A

2.1 The equity transferred by Party A to Party B is the Company’s real investment and is legally owned by Party A, and Party A has the full right to dispose of the equity in question.

2.2 Party A has obtained full authorization from shareholders of the Company to make warranties and guarantees set forth herein.

2.3 Prior to the date of equity transfer, Party A has not entered into any form of legal documents with any third party, or conducted any disposal to the subject matter hereof in any form by any other legally permitted means, including but not limited to transfer, pledge, entrusted management, or assignment of the rights attached to the subject matter hereof in full or in part. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

2.4 Prior to the date of equity transfer, the Company has, in accordance with the national tax policies and rules and regulations, according to the fact, apply for and issue an invoice, make a tax declaration on time and pay the tax payable in full, and has never violated the tax policies and rules and regulations such as making false invoices or buying and selling invoices. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

2.5 Prior to the date of equity transfer, the Company has no litigation that has occurred but has not been sentenced, no pending litigation that has been sentenced but has not been executed or is being executed, no potential litigation that is about to occur, and no tax penalties (including national tax and local tax) or no tax (including national tax, local tax) penalty or tax arrears that have not been settled. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

2.6 Prior to the date of equity transfer, all the checks, bank acceptance bills and commercial acceptance bills issued by the Company have been honored. After the date of equity transfer, the Company will not receive the checks, bank acceptance bills or commercial acceptance bills issued prior to the date of equity transfer required to be honored. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

2.7 Prior to the date of equity transfer, the Company has settled the labor remuneration (salary) and social insurance relationship with all employees. After the date of equity transfer, the Company will not be subject to labor disputes, remuneration disputes and social insurance penalties from former employees. Otherwise, Party A shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee after equity transfer.

Article III Undertakings and Warranties of Party B

3.1 Party B is eligible for the subject matter of the assignment agreement stipulated by law before the registration of equity change, and the normal conduct of legal proceedings for equity transfer will not be affected by the constraints of Party B’s own conditions.

3.2 Party B has sufficient financial capacity to acquire the subject matter hereof and undertakes to pay the equity transfer price in time as agreed herein.

3.3 Party B shall by no means conduct business activities or sign any contract by using any certificate of the Company during the period from the effective date hereof to the date of equity transfer. Otherwise, Party B shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee.

3.4 Party B shall by no means use any and all certificates and documents (including but not limited to the Business License, Tax Registration Certificate, Organization Code Certificate and Card of Code, Credit Card, Account Opening Permit, etc.), seals and original company documents (including but not limited to the Company’s Articles of Association, lease contract, capital verification report and audit reports, accounting books, accounting vouchers, tax returns, blank checks, blank invoices of the previous years, etc.) obtained from Party A for any activity other than the matter of Company change. Otherwise, Party B shall indemnify and hold harmless the Company from and against any loss or damage resulting from such false guarantee.

Article IV Rights and Obligations of the Parties

4.1 As from the effective date hereof, Party A no longer retains100% ownership of the equity and no longer enjoys any rights or assumes any obligations to partial equity. Party B shall, in accordance with the provisions of relevant laws and the Articles of Association, enjoy the rights and assume the corresponding obligations in proportion to the assigned equity.

4.2 Within three days upon the execution date hereof, Party A shall be responsible for the convening the meetings of shareholders and the Board of Directors, ensure that the shareholders’ meeting approves the equity transfer, and sign relevant agreements or draft amendments with respect to the amendment to the Articles of Association of the Company.

4.3 Within three days upon the execution date hereof, Party A and Party B shall jointly complete the reorganization of the meetings of shareholders and the Board of Directors, and finalize all legal documents relating to the transfer of equity.

4.4 Within 15 days upon the completion of all legal documents for the equity transfer in accordance with Article 4.3 hereof, Party A shall assist Party B to register the change with the relevant authorities in accordance with Chinese laws and regulations.

Article V Division of Creditor’s Rights and Debts before Change of the Company

5.1 The actual or potential creditor’s rights and debts of the Company prior to the date of equity transfer shall be owned and undertaken by Party A. After the transfer, Party A shall independently assume the liability for litigations or losses of the Company caused by the actual or potential debts prior to the date of equity transfer.

5.2 The creditor’s rights and debts incurred after the date of equity transfer shall be enjoyed and assumed by all shareholders of the Company after the change.

Article VI Allocation of Profits and Losses

Party B shall get the benefit of all profits and absorb the losses generated after December 31, 2020.

Article VII Undertaking of Equity Transfer Fees and Procedures for Equity Transfer

The costs and expenses incurred in the equity transfer shall be borne by the Company after such change, and the taxes incurred in the equity transfer shall be borne by Party A.

Article VIII Modification and Termination of the Agreement

The Agreement may be modified or terminated in the course of equity transfer under the following circumstances, provided that a written agreement regarding such modification or termination has been signed by the Parties:

8.1 The Agreement cannot be performed due to force majeure or any external factor which cannot be prevented by either Party and is not the fault of either Party.

8.2 Either Party loses the demonstrated capability to perform the Agreement.

8.3 The breach by a Party materially affects the economic interests of the other Party and causes the performance of the Agreement unnecessary.

8.4. The modification or termination of the Agreement is agreed upon by the Parties due to change of circumstance.

Article IX Liability for Breach of the Agreement

9.1 In the event that Party A fails to perform the relevant obligations of equity transfer, Party A shall pay 20% of the equity transfer price to Party B as compensation, and Party B may unilaterally terminate the Agreement.

9.2 In the event that Party B fails to make the payment within the prescribed time, Party B shall pay 3%0 of the equity transfer price to Party A as liquidated damages for each day of delay, and Party A may unilaterally terminate the Agreement.

Article X Dispute Resolution

Any dispute arising out of or in connection with the Agreement shall be resolved by the Parties hereto through consultation first. If no agreement can be reached through such consultation, the dispute shall be submitted to the competent people’s court at the place where Party A is located.

Article XI Entry-into-force Conditions and Date

The Agreement shall come into force upon signature (or corporate seal) by the Parties. Article XII Miscellaneous

The Agreement is made out in two originals, with each Party holding one copy and each copy being equally authentic.

Party A:	Party B:

Aixin Life International, Inc.

/s/ Quanzhong Lin	By:	/s/ Yao- Te Wang
Quanzhong Lin		Yao-Te Wang
An Authorized Person

/s/ Ting Li
Ting Li

/s/ Xiao Ling Li

Date: June 2, 2021		Date: June 2, 2021

Appendixes:

Pharmacy Name	Address	Taxpayer Identification Number	Date of Incorporation
Chengdu Aixintang Pharmacy Co., Ltd. Jianyang Branch	Room 4, 1/F, Building 3, (Haishang Huayuan), No. 17 Gongyuanhou Street, Jiancheng Town, Jianyang City	91512081MA62K4JBOB	2016-7-27
Chengdu Aixintang Pharmacy Co., Ltd. Mianyang Branch	No. 68 East Section of Linyuan Road, Fucheng District, Mianyang City	91510703MA6249H20Q	2016-5-20
Chengdu Aixintang Liucheng Pharmacy Co., Ltd.	No. 99 East Section of Liucheng Avenue, Wenjiang District, Chengdu City	91510115MA61W48481	2016-6-7
Chengdu Aixintang Pharmacy Co., Ltd. Xinjin Branch	No. F1-4, No. 69 Zhengdong Street, Wujin Town, Xinjin County	91510132MA61UXX022	2016-5-26
Chengdu Aixintang Pharmacy Co., Ltd.	No. 9, 1/F, Building 5, Hongxing International, No. 9 Qingyun West Street, Jinjiang District, Chengdu City	91510104MA61TNCJ15	2016-3-4
Qionglai Weide Pharmacy	No. 40 Yudai Street, Linqiong Town, Qionglai City	925101831544539720	2018-3-8
Chengdu Wenjiang Aixinhui Pharmacy Co., Ltd.	No. 301 Linquan North Street, Wenjiang District, Chengdu City	92510115MA6DBTK815	2019-2-27
Chengdu Beibang Pharmacy Co., Ltd.	No. F55, No. 6 Xingyuan 3rd Road, Wujin Town, Xinjin County, Chengdu City	91510132MA6A1FJC2Q	2019-3-12
Chengdu Xindu District Cundetang Pharmacy Co., Ltd.	No. F54, No. 99 Pihe East Road, Xindu Street, Xindu District, Chengdu City	91510114L711644191	2018-7-13

Store Name	Percentage of Equity
Chengdu Aixintang Pharmacy Co., Ltd., Jiangyang Branch	Quanzhong Lin 100%
Chengdu Aixintang Pharmacy Co., Ltd., Mianyang Branch	Quanzhong Lin 100%
Chengdu Aixintang LiuCheng Pharmacy Co., Ltd.,	Quanzhong Lin 95% Ting Li 5%
Chengdu Aixintang Pharmacy Co., Ltd., Xinjin Branch	Quanzhong Lin 100%
Chengdu Aixintang Pharmacy Co., Ltd.	Quanzhong Lin 95% Ting Li 5%
Qiaonglai Weide Pharmacy	Quanzhong Lin 100%
Chengdu Wenjiang aixinhui Pharmacy Co., Ltd.	Quanzhong Lin 80% Xiao Ling Li 20%
Chengdu Beibang Pharmacy Co., Ltd.	Quanzhong Lin 97.5% Ting Li 2.5%
Chengdu Xindu cundetang Pharmacy Co., Ltd.	Quanzhong Lin 90% Xiao Ling Li 10%